Exhibit 99.1

Press Release
CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA TO PRESENT CLINICAL DATA AT THE 2013 ASH ANNUAL MEETING ON ARRY-520 FOR MULTIPLE MYELOMA AND ARRY-614 FOR MYELODYSPLASTIC SYNDROMES

Boulder, Colo., (November 7, 2013) - Array BioPharma Inc. (NASDAQ: ARRY) today announced that five abstracts were accepted for presentation, including two oral presentations, at the 2013 Annual Meeting of the American Society of Hematology (ASH) on its two wholly-owned hematology drug candidates, ARRY-520, a KSP inhibitor, and ARRY-614, a dual p38/Tie2 inhibitor.

Ron Squarer, Chief Executive Officer of Array, noted, “We look forward to the opportunity to present updates on ARRY-520 and ARRY-614 at the ASH meeting. We believe that results from multiple clinical and preclinical studies of ARRY-520 will both demonstrate its utility as an active drug with a novel mechanism for multiple myeloma patients, and support the broad development plan we recently announced to move this important agent toward regulatory approval.”

The abstracts can be accessed through the American Society of Hematology website, www.hematology.org/Meetings/Annual-Meeting. After the presentations, the posters and presentation slides will be available as PDFs on Array's website at www.arraybiopharma.com.

ASH is the world’s largest professional society concerned with the causes and treatments of blood disorders, and presentation of clinical trial results at the annual conference marks an important strategic milestone in the continued development of these two drugs.

ARRY-520 - KSP inhibitor for Multiple Myeloma (MM):
Four abstracts on ARRY-520 were accepted for presentation, including one oral presentation. The abstracts include data from the following studies: ARRY-520 as single agent and with dexamethasone, ARRY-520 plus Kyprolis® (carfilzomib), ARRY-520 plus Velcade® (bortezomib) and preclinical data regarding ARRY-520 plus Pomalyst® (pomalidomide).

Oral Presentation

Title:
Prolonged Survival and Improved Response Rates with ARRY-520 in Relapsed / Refractory Multiple Myeloma Patients (RRMM) with Low α-1 Acid Glycoprotein (AAG) Levels: Results from a Phase 2 Study (Abstract #285)

Presenter:	Sagar Lonial, M.D., Professor and Vice Chair of Clinical Affairs, Hematology and Medical Oncology, Emory University

Date:	Monday, December 9

Time:	7:30 a.m. CT

Room:	Ernest N. Morial Convention Center, 393-394

Poster presentations

Title:	Phase 1 Study of the Novel Kinesin Spindle Protein Inhibitor ARRY-520 with Kyprolis in Patients with RRMM (Abstract # 1982)

Presenter:	Jatin Shah, M.D., Assistant Professor, Lymphoma/Myeloma, Division of Cancer Medicine at MD Anderson Cancer Center

Date:	Saturday, December 7

Time:	5:30 p.m. - 7:30 p.m. CT

Location:	Ernest N. Morial Convention Center, Hall G

Title:	A Phase 1 Study of ARRY-520 with Velcade and Dexamethasone in RRMM (Abstract # 1938)

Presenter:	Ajai Chari, M.D., Assistant Professor of Medicine, Columbia University College of Physicians and Surgeons, Mount Sinai Medical Center

Date:	Saturday, December 7

Time:	5:30 p.m. - 7:30 p.m. CT

Location:	Ernest N. Morial Convention Center, Hall G

Title:	ARRY-520 Combined with Pomalyst Displays Enhanced Anti-Tumor Activity in Preclinical Models of MM (Abstract # 3167)

Presenter:	Mike Humphries, Senior Research Scientist Pharmacology, Array BioPharma

Date:	Sunday, December 8

Time:	6:30 p.m. - 8:30 p.m. CT

Location:	Ernest N. Morial Convention Center, Hall G

ARRY-614 - Dual p38/Tie2 inhibitor for Myelodysplastic Syndromes (MDS):
An oral presentation will also be given on data from a Phase 1 clinical trial in patients with MDS using an optimized formulation of ARRY-614 with improved bioavailability:

Oral presentation

Title:	Phase 1 Dose-Escalation/Expansion Study of ARRY-614 in Patients with IPSS Low/Int-1 Risk Myelodysplastic Syndromes (Abstract # 387)

Presenter:	Guillermo Garcia-Manero, M.D., Professor and Myelodysplastic Syndromes Section Chief, Department of Leukemia, Division of Cancer Medicine at MD Anderson Cancer Center

Date:	Monday, December 9

Time:	11:00 a.m. CT

Room:	Ernest N. Morial Convention Center, New Orleans Theater AB

About ARRY-520 for MM
ARRY-520 is a highly selective, targeted KSP inhibitor with a mechanism of action distinct from currently available drugs to treat MM.  Even with recent advances with IMiDs and proteasome inhibitors, the vast majority of patients progress on these therapies, leaving an unmet need for novel agents which provide benefit in combination with, and after these therapies have failed. ARRY-520 has demonstrated clinical activity as a monotherapy as well as in combination with Kyprolis in heavily pre-treated patients. In addition, ARRY-520 in combination with Velcade has demonstrated preclinical activity and initial signs of clinical activity, including responses and prolonged stable disease.

Across multiple studies, ARRY-520 has been well tolerated with no peripheral neuropathy and limited non-hematologic toxicity. Adverse events are generally limited to transient, non-cumulative and predominantly asymptomatic hematologic effects.

Based on the strength of data from ongoing or completed clinical trials, and recent positive discussions with the Food and Drug Administration (FDA), Array expects to initiate a global Phase 3 study of ARRY-520 in patients with RRMM, of which there are more than 70,000 patients in developed countries.   The trial will evaluate ARRY-520 in several hundred patients with RRMM, comparing Kyprolis plus ARRY-520 to Kyprolis alone, with Progression Free Survival as the primary endpoint. Key secondary endpoints include Overall Survival and safety and efficacy differences between patients with low- and high-levels of AAG, a potential patient selection marker. The trial design may include an interim analysis of Objective Response Rate, which if positive, could support an accelerated regulatory filing.

About ARRY-614 for MDS
ARRY-614 is being studied in Low/Intermediate-1 risk MDS, a population of more than 100,000 patients in developed countries. In a previous study of ARRY-614, multi-lineage activity was observed with the most promising effects seen in patients with thrombocytopenia and neutropenia, with several platelet transfusion-dependent patients becoming transfusion-independent. Array is evaluating a new formulation of ARRY-614 in an ongoing dose-escalation clinical trial. The maximum tolerated dose has been established and expansion cohorts have been fully enrolled and are ongoing.  Pharmacokinetic and pharmacodynamics assays performed as part of the trial have demonstrated improved bioavailability and target coverage relative to the previously-evaluated formulation. In addition, the study is evaluating safety and the preliminary efficacy of ARRY-614 based on Hematologic Improvement (increases in red blood cells, neutrophils and/or platelets), the reduction or independence from red blood cell and/or platelet transfusions, the durability of these responses, and Overall Survival. Mature response data from this trial is expected early next year.  With these results, Array plans to discuss development plans with regulatory authorities.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage oncology development company, with two wholly-owned hematology programs and two partnered MEK inhibitors in multiple pivotal trials. ARRY-520 is a targeted KSP inhibitor being developed to treat patients with multiple myeloma and has demonstrated clinical activity as a monotherapy, and in combination with both Kyprolis® (carfilzomib) and Velcade® (bortezomib). ARRY-614 is an oral p38/Tie2 inhibitor with a novel mechanism of action being developed to treat patients with myelodysplastic syndromes. Both selumetinib, partnered with AstraZeneca, and MEK162, partnered with Novartis, are being studied in several pivotal trials in a variety of solid tumors. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned programs, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of November 7, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.
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